             AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment") is made on this 10th day of November, 1995, by and between LEVMARK CAPITAL CORPORATION, a New York corporation having its principal executive offices at 175 Memorial Highway, New Rochelle, New York 10801 ("Buyer"), and SHONEY'S, INC., a Tennessee corporation having its principal executive offices at 1727 Elm Hill Pike, Nashville, Tennessee 37210 ("Seller"), and amends the Stock Purchase Agreement, dated August 3, 1995 (the "Agreement"), by and between Buyer and Seller (the Agreement, as amended hereby, is hereinafter referred to as the "Amended Agreement").

                  W I T N E S S E T H:

     WHEREAS, Buyer and Seller previously entered into the Agreement pursuant to which Buyer agreed to purchase, and Seller agreed to sell, all of the issued and outstanding capital stock of Mike Rose Foods, Inc., a Tennessee corporation (the "Company"), on the terms set forth therein; and

     WHEREAS, Buyer and Seller now wish to amend and modify the terms of the Agreement as set forth in this Amendment;

     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, provisions, covenants and grants contained in this Amendment and the Agreement, the parties hereto hereby agree as follows:

     1. Schedule 1.A. to the Agreement is hereby amended by revising Item 2 thereon to read as follows:

     2. Existence and removal of and spillage (if any) from the underground storage tank that was located on the Site and removed on September 22, 1995 by Resource Consultants, Inc. and Specialty
          Services (RCI Project No. 3-4638.00).

     2. Schedule 1.A. to the Agreement is hereby further amended by adding the following as Item 10:

     10. On September 15, 1995 a limited amount of wastewater from the wastewater treatment plant on the eastern side of the Site was accidentally discharged into a ditch and local surface water drainage. The discharge was treated and remediated under the direction of the Tennessee Department of Environment and Conservation, Division of Water Pollution Control. The Company received no citation, fines, or penalty for the discharge, and expects no enforcement action.

     3.   The phrase "Fifty-four Million Eight Hundred Fifty
Thousand Dollars ($54,850,000.00)" appearing in Section 3.A. of the Agreement on page 5 of the Agreement is hereby deleted and the following phrase is inserted in lieu therefor: "Fifty-five Million Dollars
($55,000,000.00)".

     4. Schedule 7.V.(5) to the Agreement is hereby amended to read in its entirety as follows:

         STOCK PURCHASE AGREEMENT
        DATED AS OF AUGUST 3, 1995
                  BETWEEN
        LEVMARK CAPITAL CORPORATION
                    AND
              SHONEY'S, INC.

     Buyer has been made aware of certain deficiencies in a "tube-in-tube" cooking system utilized by Company.
     Seller makes no warranties or representations with respect to such system.

     5. The phrase "2,500.00 per month" appearing in Section 21 of the Agreement on page 56 of the Agreement is hereby deleted and the following is inserted in lieu therefor: "the Monthly Computer Payment (as hereinafter defined)".

     6. The following three sentences are hereby added at the end of Section 21 of the Agreement on page 56 of the Agreement: "For purposes of this Section 21, the term "Monthly Computer Payment" shall mean a monthly charge to Buyer for Buyer's usage of and access to Seller's computer network and MIS personnel pursuant to this Agreement. For each of the first six (6) months of such access and usage, the Monthly Computer Payment shall equal $2,500 per month. Commencing with the seventh month of Buyer's access to and usage of Seller's computer network and MIS personnel, the Monthly Computer Payment shall increase every three (3) months by the amount of $2,500 per month (e.g., the Monthly Computer Payment commencing in the seventh month shall equal $5,000 per month, the Monthly Computer Payment commencing in the tenth month shall equal $7,500, etc.)."

     7. The last sentence of Section 5.D. of the Agreement on page 7 of the Agreement is hereby deleted and the following is inserted in lieu therefor: "The parties further agree that if Audited Working Capital exceeds the Benchmark Amount, Seller shall be entitled to deduct from accounts payable obligations of Seller pursuant to the Supply Agreement an amount equal to the amount by which the Audited Working Capital exceeds the Benchmark Amount."

     8.   The phrase "except for those set forth on Schedule
7.U.(2)" appearing in Section 7.L.(1)(iii) of the Agreement on page 12 of the Agreement is hereby deleted and the following is inserted in lieu therefor: "except for those set forth on Schedule 7.U.(2) and for the right of Seller, pursuant to Section 5.D. hereof, to deduct from accounts payable obligations of Seller pursuant to the Supply Agreement an amount equal to any amount by which the Audited Working Capital exceeds the Benchmark Amount".

     9. Item (iv) of Section 7.L.(1) of the Agreement on page 12 of the Agreement, which provides

     "(iv) as of the Closing Date, shall include all Accounts Receivable generated from sales of products from Company to Seller and its Affiliates during the 28-day period prior to the Closing Date (which amount of Accounts Receivable owed by Seller and its Affiliates during such 28-day period shall not in any case be less than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) and all of which Accounts Receivable are payable on 30-day terms from the date of delivery)"

is hereby deleted and the following is inserted in lieu therefor:

     "(iv) as of the Closing Date, shall include an amount of Accounts Receivable generated from sales of products from Company to Seller and its Affiliates sufficient to cause
     Working Capital of Company to be not less than the Benchmark Amount".

     10.  The letter agreement between Buyer and Seller dated
August 2, 1995 relating to Buyer's rights to terminate the Agreement is hereby terminated and shall be of no further force or effect.

     11. The definition of "Termination Date" appearing on page 4 of the Agreement is hereby amended by changing "October 15, 1995" to "November 10, 1995".

     12. Section 13.B. of the Agreement is hereby amended by adding the following. "Notwithstanding the foregoing, in the event the Closing does not occur on or before the Termination Date, Buyer may propose that the Termination Date be further amended to a date not later than November 24, 1995 (any such date being an "Alternative Termination Date"). If Seller, at its option, desires to accept such proposed amendment, Seller shall so notify Buyer, in which case Buyer, within twenty-four hours of such notice by Seller, shall pay to Seller by wire transfer a non-refundable earnest money cash deposit (the "Deposit") in an amount to be agreed upon by Seller and Buyer. The Deposit shall be credited against the Purchase Price due pursuant to the Amended Agreement only in the event the Closing occurs on or before the Alternative Termination Date. If the Closing does not occur on or before the Alternative Termination Date, the Deposit shall be retained by Seller as liquidated and agreed damages, the parties acknowledging that Seller has suffered damages resulting from the failure of the Closing to occur prior to the Termination Date, but that such damages are difficult to ascertain. Buyer hereby specifically acknowledges and agrees that the Deposit is not refundable to Buyer for any reason."

     13. Buyer acknowledges and agrees that, after November 10, 1995, there is no limitation on Seller's right to terminate the Amended Agreement pursuant to Section 13.B. of the Agreement notwithstanding Buyer's compliance with the terms of the Amended Agreement, unless an Alternative Termination Date is agreed upon as provided in Section 10 of this Amendment. In the event that an Alternative Termination Date is agreed upon as provided in Section 10 of this Amendment, Buyer acknowledges and agrees that, after the Alternative Termination Date, there is no limitation on Seller's right to terminate the Amended Agreement pursuant to Section 13.B. of the Agreement notwithstanding Buyer's compliance with the terms of the Amended Agreement. Buyer and Seller acknowledge and agree that Seller is not waiving any rights of Seller pursuant to the Amended Agreement.

     14. Except as amended hereby, the terms and provisions of the Agreement remain in full force and effect and are incorporated herein by reference. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute but one and the same instrument and shall become effective only upon execution of one or more of such counterparts by each of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year first above written.

                         SELLER:

                         SHONEY'S, INC.


                         By:  /s/ W. Craig Barber
                              ---------------------------------------
                         Title: EVP & CFO

                         BUYER:

                         LEVMARK CAPITAL CORPORATION


                         By:  /s/ William J. Solomon
                             ----------------------------------------
                         Title: Vice President